EXHIBIT 14.1

                             CODE OF BUSINESS ETHICS

        DALECO RESOURCES CORPORATION CODE OF BUSINESS CONDUCT AND ETHICS


Adopted  December 9, 2005


INTRODUCTION

This Code of Business Conduct and Ethics (the "Code") of Daleco Resources Corporation (the "Company") provides guidance on how to maintain the Company's commitment to being honest and ethical in all of its business dealings. The Code has been adopted by the Company's Board of Directors and may be amended by the Board of Directors from time to time as required or if required by law. This Code does not cover every issue that may arise, but it covers a wide range of business practices and procedures and sets out basic principles to guide all employees (as defined below) of the Company. Some sections and topics may be more relevant to certain functions or departments than to others. However, since one person's misconduct can damage the Company's reputation and compromise the public's trust, every employee should become familiar with and adhere to the entire Code. For the purposes of this Code, and unless the context otherwise requires, "employees" includes the employees, officers, directors, agents and representatives (including consultants, advisors and independent contractors) of the Company and its subsidiaries and other affiliates.

If a law conflicts with a policy in this Code, an employee must comply with the law; however, if a local custom or policy conflicts with this Code, the employee must comply with the Code. If an employee has any questions about these conflicts, he/she should consult with the Company's counsel on how to handle the situation.

Every year, the Company requires each employee to read and understand the Code and agree to abide by it. It is also each employee's responsibility to report any activity that he/she believes is contrary to the Code.

All of the Company's employees must conduct themselves in accordance with the Code and seek to avoid even the appearance of improper behavior. Even well intentioned actions that violate the law or the Company's standards of conduct may result in appropriate disciplinary action, including termination. If an employee is in a situation that he/she believes may violate or lead to a violation of this Code, the employee must follow the guidelines described below under the heading "Reporting of Illegal or Unethical Behavior."

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

GENERAL

Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. All employees must respect and obey all local, state and federal laws and the laws of any countries in which the Company does business. Employees are expected to know and adhere to the laws applicable to the scope of their employment or service and thus should seek advice from supervisors, managers or other appropriate personnel if they have questions about such laws. The Chief Financial Officer or other compliance officer designated by the Board of Directors (the "Compliance Officer") should be consulted for further guidance when dealing with governments of countries or territories outside of the U.S.


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INSIDER TRADING LAWS

Employees may not use inside information about the Company or other companies and must be equally careful not to make such information available to others who might profit from it. Company policy, stock exchange regulations and federal and state laws establish strict guidelines for the use of material non-public information by employees. Material information includes any information that an investor might consider important in deciding whether to buy, sell or hold securities. Examples of some types of material information include, by way of example and not limitation, financial results; financial forecasts; possible mergers, acquisitions, divestitures or joint ventures; matters discussed at meetings of the Board of Directors and information concerning significant discoveries, major litigation developments and major changes in business direction.

Information is considered to be non-public unless it has been adequately disclosed to the public. Examples of effective disclosure include public filings with the Securities and Exchange Commission, issuance of Company press releases and, in certain circumstances, Company meetings with members of the press and the public. Not only must the information be publicly disclosed, but there also must be adequate time for the market as a whole to become aware of the information.

The  trading  of stock or other  securities  of the  Company in the market by an employee, based upon material, non-public information, or by others who have acquired material, non-public information from the employee, is against the law and Company policy. Trading in the stock of other companies (such as suppliers or customers) based upon material, non-public information is also prohibited. In addition to raising ethical considerations, such actions may result in liability, including civil or criminal penalties, and could prove embarrassing and harmful to the individual and the Company.

All employees must exercise caution not to disclose inside information to outsiders, either intentionally or inadvertently, under any circumstances, whether at meetings held as part of the business day or at informal after-hours discussions. Only authorized officials of the Company are permitted to respond to inquiries for Company information from the media, the financial community, investors and others, and employees must promptly refer all such inquiries to the specified officials or to their supervisors.

If there is a question as to whether certain information is material or has been adequately disclosed to the public and the market, the employee must contact the Compliance Officer. Employees must also abstain from trading stock or other securities of the Company (or any other company with which the Company is in negotiations or transacting business) and disclosing such information to people outside the Company until it is clear that information is not material or has been appropriately disclosed. No trading in the securities of the Company should take place sooner than 48 hours after public disclosure of such information.

BRIBERY, KICKBACKS AND OTHER IMPROPER PAYMENTS

Both the Company and federal law prohibit bribery of public officials in the conduct of the Company's business in the U. S. and abroad. All employees are required to comply strictly with the U.S. Foreign Corrupt Practices Act (the "FCPA"). The FCPA prohibits the bribery of foreign government officials (including officials of designated public international organizations), political party candidates or officials or political parties. Bribery can take many forms, including the payment of money or anything else of value (such as "in-kind" items or services). The FCPA also requires that the Company's books, records and accounts be kept in reasonable detail to reflect accurately and fairly all transactions.

Bribes, kickbacks or otherwise giving of anything else of value, in an attempt to influence the action or inaction of a public official, will not be tolerated and is strictly prohibited. This prohibition extends to payments to consultants, agents or any other intermediary when the payor knows or has reason to believe that some part of the payment or "fee" will be used to bribe or otherwise influence a public official. If an


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employee is confronted  with a demand for a bribe from anyone,  such demand must be reported immediately to his/her supervisor and to the Compliance Officer.

FAIR DEALING

Antitrust laws, also known as "competition laws" outside of the U.S., are designed to ensure a fair and competitive free market system. While the Company will compete vigorously in the marketplace, the Company will also comply with the applicable antitrust and competition laws wherever we do business. This means that the Company will compete on the merits of its services and products, the prices charged and the customer loyalty.

Some of the most serious antitrust offenses occur between competitors, such as agreements to fix prices or to divide customers, territories or markets. It is therefore important to avoid discussions with competitors regarding pricing, contractual terms and conditions, costs, marketing or production plans, customers and any other proprietary or confidential information without seeking prior guidance and approval from the Company's counsel. Antitrust concerns may also apply in other circumstances, like benchmarking efforts, trade association meetings or strategic alliances involving competitors.

Unlawful agreements need not be written or even consist of express commitments. Agreements can be inferred based upon "loose talk," informal discussions or the mere exchange of certain information. If an employee believes that a conversation with a competitor enters an inappropriate area, the employee must end the conversation at once and contact the Chief Executive Officer, the Chief financial Officer or the Company's Counsel.

In addition, the Company will comply with the applicable unfair trade practices laws wherever it does business. Each employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, deception, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Anti-boycott laws prohibit participation in, or cooperation with, international boycotts which U.S. law does not sanction. For example, it is a violation of U.S. law to refrain from doing business with such countries or blacklisted persons, or to furnish information about business relationships of a U.S. person with such countries or persons. The mere receipt of a request to engage in any such boycotting activity becomes a reportable event by law. Such requests should be brought to the attention of the Compliance Officer or the Company's outside counsel.

The business world is highly competitive, and success in it demands an understanding of competitors' strategies. While collecting data on the Company's competitors, employees may utilize all legitimate resources, but actions which are illegal, unethical or which could cause embarrassment to the Company must be avoided. Employees of competitors or suppliers should not be used as a source of non-public information. The Compliance Officer should be consulted for further guidance in this area.

ENVIRONMENTAL LAWS

It is the Company's policy to conduct all operations in such a manner as to protect and preserve the environment. To that end, the Company's policy is that all operations shall be conducted in full compliance with all applicable state, federal and foreign environmental laws and regulations. These laws and regulations affect work practices at all Company-owned or leased sites and the impact of the Company's operations on the air, land and water in the communities in which the Company operates. Employees must be scrupulous in their observance of applicable laws and regulations to avoid risks to the environment. The advice of specialists in these areas should be utilized as needed.


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CONFLICTS OF INTEREST

GENERAL

A "conflict of interest" exists any time an employee faces a choice between what is in an employee's personal interest (financial or otherwise) and the interest of the Company. Such situations are not always easy to avoid. When a conflict of interest arises, it is important that employees act with great care to avoid even the appearance that their actions are not in the best interest of the Company. If an employee finds himself/herself in a position where his/her objectivity may be questioned because of individual interest or family or personal relationships, the employee should notify the Compliance Officer immediately.

It is not possible to list every activity that might present a conflict of interest. However, the following examples are illustrative of situations to avoid:

1. Undisclosed participation by an employee or a family member in a business transaction involving the Company and another entity or an individual with whom the employee (or his family) has a financial relationship;

2. The use for personal gain by employees (or their family members) of any confidential or proprietary information obtained as a result of their relationship with the Company (by way of example but not limitation, patents, trademarks or unpublished "inside" business information);

3. The direct or indirect financial interest in any business or organization with a Company supplier or competitor where the employee has the ability to influence the decision with respect to the Company's business;

4. An employee having an outside business or other interest that precludes his ability to perform his duties;

5. An employee's or family member's receipt of improper personal benefits as a result of the employee's position in the Company (loans to, or guarantees of obligations of, such persons are of particular concern);

6. Without obtaining the prior approval of the Company, employees working simultaneously for a competitor, customer or supplier, or providing services to a competitor in a consulting capacity or as a board member (employees should avoid any direct or indirect business connection with the Company's customers, suppliers or competitors, except on behalf of the Company); or

7. Conducting personal business on Company time or using Company facilities, equipment and information therefor.

The foregoing is a non-exclusive set of examples. The key to successful resolution of any conflict of interest situation is prior disclosure. Any employee of the Company having any doubts as to whether a particular set of circumstances constitutes an impermissible conflict of interest should seek appropriate prior advice and clearance from the Compliance Officer.

The Company may periodically ask employees to submit a formal declaration with respect to possible conflicts of interest. Providing timely, candid responses in such declarations is a condition of continuing employment or service. All such declarations and other information reported by employees relating to conflicts of interests will be maintained by the Company on a confidential basis, unless otherwise required to be disclosed by law or court order.


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ENTERTAINMENT, FAVORS AND GIFTS

Business gifts and entertainment are customary courtesies designed to build goodwill among business partners. These courtesies include such things as meals and beverages, tickets to sporting or cultural events, discounts not available to the general public, travel, accommodations and other services. A problem may arise when such courtesies compromise or appear to compromise the employee's ability to make objective and fair business decisions. The same rules apply to Company employees offering gifts and entertainment to business associates. Offering or receiving any gift, gratuity or entertainment that might be perceived to unfairly influence a business relationship should be avoided. These guidelines apply at all times and do not change during traditional gift-giving seasons.

The value of gifts should be nominal, both with respect to frequency and amount. Gifts that are repetitive (no matter how small) may be perceived to be an attempt to create an obligation to the giver and are therefore inappropriate. Likewise, business entertainment should be moderately scaled and intended only to facilitate business goals. Use good judgment in all gift and entertainment situations.

CORPORATE OPPORTUNITIES

Employees may not personally use opportunities that are discovered through the use of corporate property, information or their position with the Company. No employee may use corporate property, information or position for improper personal gain and no employee may compete with the Company directly or indirectly. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

CONFIDENTIALITY

Information generated in or through the Company's business is a valuable Company asset. Protecting the information plays a vital role in the Company's continued growth and ability to compete. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Examples of such information are business and research plans, objectives and strategies; unpublished financial or pricing information; processes and formulas; computer programs; salary and benefits data; employee medical information; and employee, customer and supplier lists.

Employees who have access to proprietary and confidential information are obligated to:

1.    Safeguard it from unauthorized access;

2.    Not disclose this information to persons outside the Company;

3. Not use this information for personal benefit or the benefit of persons outside of the Company; and

4. Not share this information with other employees except on a legitimate "need to know" basis.

Written approval from the Compliance Officer is required before this information can be released outside the Company. This includes speeches, technical papers for publications, Company references, endorsements of other products and services and information the Company has received from other companies under an obligation of confidentiality.

Any Company information created in the course of employment with or service to the Company belongs to the Company. Employees leaving the Company must return all proprietary information in their possession. Employees have an obligation to protect proprietary and confidential information continues even after leaving the Company.


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FINANCIAL INTEGRITY AND DISCLOSURE

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. Business records must always be prepared accurately and reliably and stored properly. The Company's books, records and accounts must reflect all transactions of the Company and all other events that are the subject of a specific regulatory record-keeping requirement.

In addition, full, fair, accurate and timely disclosure in periodic reports is required and essential to the success of the business. Employees, particularly the chief executive officer and senior financial officers of the Company, must exercise the highest standard of care in preparing such reports in accordance with the following guidelines:

1. All Company accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction;

2. All records must fairly and accurately reflect the transactions or occurrences to which they relate;

3. All records must fairly and accurately reflect, in reasonable detail, the Company's assets, liabilities, revenues and expenses

4.    The   Company's   accounting   records  must  not  contain  any  false  or
intentionally misleading entries;

5. No transactions should be intentionally misclassified as to accounts, departments or accounting periods;

6. All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

7. No information should be concealed from the internal auditors or the independent auditor; and

8. Compliance with the Company's system of internal accounting controls is required.

EMPLOYMENT PRACTICES

Employees constitute the Company's most indispensable asset. The Company recognizes that the inherent value of this asset is reflected in the ability, integrity, knowledge and talent of its employees. To recruit and retain the high-caliber employees that reflect these values, the Company's guiding principle will be to:

1. Aspire to provide an environment where employees will adhere to the Code and conduct themselves with fairness, honesty, integrity and professionalism in the performance of their duties and all of their business relationships, treating each other with respect and professionalism;

2. Aspire to provide equal opportunity for all in recruiting, hiring, developing, promoting and compensating without regard to age, color, non-disqualifying disability, gender, national origin, race, marital status, veteran status, religion or any other basis that is protected under applicable law; and

3. Foster a professional, safe and discrimination-free work environment, where mutual respect is the absolute minimum of behavior expected.

It is the Company's policy to hire, evaluate and promote employees on the basis of their ability, achievements, experience and performance.


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Ethnic,  racial,  religious,  sexual or any other type of unlawful harassment is unacceptable. Inappropriate or unwelcome sexual behavior, either physical or verbal in nature, that interferes with or obstructs performance in the workplace violates Company policy and may constitute sexual harassment, which is against the law in many areas. In order to provide an environment that is conducive to productivity and personal growth, the Company prohibits illegal workplace harassment of any kind, whether the harasser or the victim is a co-worker, supervisor, agent, customer, guest or supplier. The Company's policy also prohibits retaliation against anyone who has made a harassment complaint.

If an employee believes he/she has experienced, learned of or witnessed harassment, the employee must immediately report the incident by following the procedures provided below under the heading "Reporting of Illegal or Unethical Behavior." The Company will promptly investigate an alleged harassment complaint and remedy the situation when a violation of Company policy can be substantiated.

The laws affecting employment practices are complex and constantly evolving. It is critical that management maintain awareness of current legal developments and the Company's employment policies by seeking appropriate advice of those within the Company who are responsible for keeping abreast of such legal developments or employment policies.

HEALTH AND SAFETY

The Company is committed to protecting the health and safety of its employees, customers, suppliers and visitors. The Company's policy is to maintain a drug-free, secure workplace where all employees are attentive to hazard prevention and the avoidance of accidents and injuries.

Safety protection is a condition of employment for all employees. Employees are accountable for their own safety and the safety of those around them. Employees should report to work in a condition to perform properly their duties, free from the influence of illegal drugs or alcohol. Violence and threatening behavior will not be tolerated. No deviations from Company safety practices or procedures are permitted without the approval of the appropriate Company personnel.

Each employee has responsibility for reporting accidents, injuries and unsafe equipment, practices or conditions. Employee violations of applicable legal requirements or Company policy related to health and safety, or the intentional failure to prevent violations or take reasonable corrective action, are unacceptable and will be subject to appropriate disciplinary action, including termination.

COMMUNICATIONS

The Company is committed to conducting business in an open and honest manner. All communications, whether internal or external, should be accurate, complete and forthright. These communications may include, but are not limited to, general internal reports, media releases, marketing and sales brochures, regular Company reports, government filings and illustrations.

The Company will provide accurate information when promoting its products and services. False or misleading claims concerning the Company's products and services or those of the Company's competitors are unacceptable. These same principles must be adhered to when responding to inquiries from customers, fellow employees, the media, governmental regulatory agencies and shareholders. Responses to such inquiries must be made in accordance with Company policies and procedures.

The publication or circulation, either internally or externally, of any oral or written statement that is false, derogatory, malicious or defamatory of any other person or company, including without being limited to a competitor of the Company, is prohibited.


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The Company  has issued and will  continue  to issue,  from time to time,  other policies and directives with regard to communication, including the use of the Company's electronic communications systems. Employees are expected to be familiar with and observe all such directives.

PROTECTION AND PROPER USE OF COMPANY ASSETS

GENERAL

Each employee is a steward of the Company's assets. As such, employees have the obligation to protect and preserve the Company's assets and resources and assist the Company in its efforts to control costs and to ensure the efficient use of its assets. Theft, carelessness and waste have a direct impact on the Company's profitability.

Company assets include, but are not limited to, such things as electronic mail, computer systems, documents, equipment, facilities, information, the Company logo and name, materials and supplies. Any use of these assets for purposes other than legitimate business purposes in the discharge of Company business is to be avoided. Moreover, the use of the Company's assets and resources for personal financial gain is strictly prohibited.

Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted. If an employee has a question of whether it is permissible to use any Company asset for a specific purpose, the employee must obtain prior approval of such use from his/her supervisor.

ELECTRONIC INFORMATION

The Company's computer resources, including the intranet and electronic mail, should be used to support and advance the Company's business purposes. Any personal use of these technologies should not create additional costs for the Company, interfere with work duties or violate any Company policies.

Electronic messages (including voicemail), to or from Company equipment or accounts, and computer information are considered Company property, and employees should not have any expectation of privacy related to the use of such electronic information. Unless prohibited by law, the Company reserves the right to access and disclose this information as necessary for business purposes. Employee should use good judgment and not send a message or access or store any information that they would not want to be seen or heard by others.

PERSONAL AND COMPUTER SOFTWARE

Employees have individual and collective responsibilities to understand and adhere to the license agreements that govern the use, and restrict the reproduction, of personal computer software. Generally, when the Company purchases software, it only acquires a license to use the software. The Company does not become the owner of the software package and programs. Many software licenses limit the use of the software to a specific computer unit. Multi-user licenses, such as Local Area Network and Site licenses, also exist, but both further complicate the issue by requiring detailed administrative controls.

Computer software packages and programs purchased by the Company are also subject to, and covered by, copyright laws. Employees must not make additional copies of the purchased software, or its documentation, unless the license agreement specifically grants the Company the right to do so and Company management knows about and approves the making of additional copies. Employees must strictly abide by all license requirements.


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CORPORATE CITIZENSHIP

COMMUNITY RELATIONS

The Company has a long-standing commitment to function as a good corporate citizen. The Company recognizes that constructive interaction with society and positive relationships with the communities in which it operates are important to business success and good for the Company, its employees and people everywhere. These goals are achieved by conducting business, whenever possible, so as to contribute to the overall economic vitality of the communities in which the Company operates; by continuing the tradition of volunteerism and support of local community needs and activities; by operating the facilities in accordance with environmental laws and regulations; and by supporting and encouraging public policies that enhance the proper operation of the business and take into account legitimate employee and community interests.

POLITICAL CONTRIBUTIONS

The Company respects and supports the rights of employees to participate in political activities. However, these activities should not be conducted on Company time or involve the use of any Company resources, such as telephones, computers or supplies. Employees will not be reimbursed for personal political contributions.

The Company may sometimes express its views on local and national issues that affect its operations. In such cases, Company funds and resources may be used, but only when permitted by law and Company policy. The Company may also make limited contributions to political parties or candidates in jurisdictions where it is legal and customary to do so. No employee may make or commit to political contributions on behalf of the Company without approval from the Compliance Officer.

REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

Any violation of the Code causes harm to the Company, to fellow employees and ultimately to shareholders. Violations may result in physical injuries, the impairment of corporate assets, monetary losses, violations of the law and penalties, and, in certain instances, irreparable injury to the reputation of the Company. If an employee fails to comply with the Code, he/she may be subject to disciplinary measures, up to and including immediate dismissal from the Company. Employees are encouraged to talk to managers or other appropriate personnel about observed illegal or unethical behavior, as well as actual or suspected violations of the Code of which they are aware or concerns about the best course of action in a particular situation. Any employee who is uncomfortable discussing the matter with management may report directly to the Board of Directors or the Company's outside counsel. Employees are expected to cooperate in internal investigations of misconduct.

No employee shall suffer retaliation in any form for reporting, in good faith, suspected violations of this Code, or submitting a complaint to the Audit Committee. Disciplinary action will be taken against anyone who retaliates directly or indirectly against any employee who reports actual or suspected violations of the Code or submits a complaint to the Audit Committee. This policy applies even in those instances where the allegation proves ultimately groundless, provided that it was made in good faith. Any employee, however, who knowingly reports false or misleading information, will be subject to disciplinary action.

The Company will make every effort to safeguard the confidentiality of statements and other information reported by employees where practicable and consistent with the Company's best interests. Except as required by law, or where limited disclosure to those with a need to know is necessary to properly investigate reports of Code violations, the Company will also endeavor to protect the anonymity of employees who have reported violations or suspected violations of the Code or submitted a complaint to the Audit Committee.


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

WAIVERS

Any waiver of this Code for executive officers and directors may be made only by the Company's Board of Directors or a Board committee and will be promptly disclosed as required by law, the listing requirements of the NASDAQ/OTC:BB Stock Market, or the regulations of any stock exchange on which the Company's stock is listed.

COMPLIANCE PROCEDURES

The appropriate Company personnel should be sought for advice whenever there are any questions or concerns about compliance with the Code, other Company policies and procedures, applicable laws, suspected violations of the Code or questions concerning the right thing to do in a particular situation. To obtain advice about any concerns or to report a violation or suspected violation of the Code, an employee should discuss the problem with the Compliance Officer. This is the basic guidance for all situations. In many cases, the supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Employees should remember that it is management's responsibility to help solve problems.

In cases where it may not be appropriate to discuss an issue with management, or where an employee does not feel comfortable approaching management with a question, or if the management does not answer the question or problem to the employee's satisfaction, an employee should discuss the matter with the Compliance Officer or outside counsel to Company. The employee can identify himself or choose to remain anonymous.


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